Exhibit 99.1

Valley Financial Corporation▲
_________________________________________________________

FOR RELEASE 4:00 p.m. May 30, 2013

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION ADDED TO THE
MSCI GLOBAL MICRO CAP INDICES

ROANOKE, VIRGINIA (May 30, 2013) – Valley Financial Corporation (NASDAQ Capital Market-VYFC), parent holding company for Valley Bank, today announced that it has been added to the MSCI Global Micro Cap Indices, effective with the market close on Friday, May 31, 2013.

The MSCI Global Micro Cap Indices is designed to provide an exhaustive representation of the micro cap size segment. The indices cover approximately 5,000 micro cap securities across Developed Markets countries, using size and liquidity requirements specific to this size segment.

"We are delighted that Valley Financial Corporation has been added to the MSCI Global Micro Cap Indices, as it provides greater visibility for the Company, and potentially will lead to increased liquidity and a broader stockholder base," stated Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial Corporation.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.